Exhibit 10.2

AMENDMENT TO LICENSE AGREEMENT

This AMENDMENT TO LICENSE AGREEMENT (this “Amendment”), dated as of the 13 day of February, 2024 (the “Effective Date”), is entered into by TheraCour Pharma, Inc., a Connecticut corporation (“Licensor”) and NanoViricides, Inc., a Delaware corporation (the “Licensee”). Licensor and Licensee are each referred to herein individually as a “Party” and collectively as the “Parties.”

W I T N E S E T H:

WHEREAS, on September 7, 2021, the Parties entered into a License Agreement (the “License Agreement”), pursuant to which, upon the achievement by Licensor of certain milestones, Licensee is required to pay Licensor certain milestone payments as set forth in the License Agreement (the “Milestone Payments”); and

WHEREAS, the Parties desire to defer the payment of any Milestone Payments that are payable in the form of cash until the receipt and recognition of revenue by Licensee from a revenue-generating event (“Revenue Event,” as further defined herein) and have agreed to amend the License Agreement pursuant to and in accordance with the provisions set forth herein.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.             Adoption of Whereas Clauses. The parties hereto adopt as part of this Amendment each of the recitals in the License Agreement which are set forth in the WHEREAS clauses, and agree that such recitals shall be binding upon the Parties hereto by way of contract and not merely by way of recital or inducement. Such WHEREAS clauses are hereby confirmed and ratified as being true and accurate by each Party to this Amendment.

2.             Amendments.

A.            Section 3 of the License Agreement shall be amended in its entirety to read as follows:

3.             Consideration and Awarding of Consideration.

(a)             Milestone Consideration. Licensee shall provide the following consideration or Milestone Payments as defined in this Section 3(a)(i) through (vii) to Licensor based upon Licensee’s achievement of the Milestones (whether achieved before or after the dates specified); except, pursuant to Section 3(b), Milestone Payments defined in Section 3(a) iv, v, vi, and vii shall not be awarded, and Licensee shall not be liable for such Milestone Payment prior to the occurrence of a Revenue Event or Events, which generate revenue sufficient to fund such Milestone Payment or Payments or portion(s) thereof as described in the procedure in Section 3(b):

(i)             No later than thirty (30) days after the achievement of Milestone 1, Licensee shall award to Licensor an issuance of One Hundred Thousand (100,000) shares of Licensee’s Series A Convertible Preferred Stock, par value $0.001 per share (the “Milestone Shares”) (as such number of shares may be adjusted for stock splits, combinations, divisions and other recapitalization events). The Parties acknowledge satisfaction of this Milestone Payment as of the Effective Date;

(ii)            No later than thirty (30) days after the achievement of Milestone 2, Licensee shall award Licensor an issuance of Fifty Thousand (50,000) Milestone Shares (as such number of shares may be adjusted for stock splits, combinations, divisions and other recapitalization events). The Parties acknowledge satisfaction of this Milestone Payment as of the Effective Date;

(iii)           No later than five (5) business days after the achievement of Milestone 3, Licensee shall award to Licensor consideration in the amount of One Million Five Hundred Thousand Dollars ($1,500,000.00). The Parties acknowledge receipt of payment of this Milestone Payment, in the form of 331,859 Milestone Shares, in lieu of cash, by mutual agreement, dated October 21, 2023, as of the Effective Date;

(iv)          Provided Milestone 4 is achieved, Licensor shall be eligible for the award of cash consideration in the amount of Two Million Dollars ($2,000,000.00) to be awarded by the Licensee pursuant to the procedure described in Section 3(b);

(v)           Provided Milestone 5 is achieved, Licensor shall be eligible for the award of a cash consideration in the amount of Two Million Five Hundred Thousand Dollars ($2,500,000.00) to be awarded by the Licensee pursuant to the procedure described in Section 3(b);

(vi)          Provided Milestone 6 is achieved, no later than thirty (30) days after the achievement of Milestone 6, Licensee shall award to Licensor an issuance of One Hundred Thousand (100,000) Milestone Shares (as such number of shares may be adjusted for stock splits, combinations, divisions and other recapitalization events); and

(vii)          Provided Milestone 7 is achieved, at Licensor’s sole option, Licensor shall be eligible for the award of: (A) a cash consideration in the amount of Five Million Dollars ($5,000,000.00) pursuant to the procedure defined in Section 3(b) and no Milestone Shares; or (B) Five Hundred Thousand (500,000) Milestone Shares and no cash consideration (as such number of shares may be adjusted for stock splits, combinations, divisions and other recapitalization events). Provided a Revenue Event has not occurred when Milestone 7 is achieved. Licensor shall have until a Licensee’s Revenue Event to select either of the two awards set forth in this Section 3(a)(viii). Cash consideration awarded the Licensor as provided herein, shall be applicable for remittance pursuant to the Procedure specified in Section 3(b).

(b)            Procedure for Awarding Revenue Portion for Achievement of Milestone Awards.

(i)             Definitions:

(A) “Revenue Event” shall mean, but not be limited to, the receipt of revenue by Licensee generated from, but not limited to, sources such as (1) research and development grants, government contracts, non-profit organizations and other sources to the extent that the amount of Recognized Revenue (defined herein) is only considered to be the profit portion of such instrument received, if any; (2) licensing of third-party development partnerships to the extent Recognized Revenue is considered to include only the profit or retained earnings portion received from such deals (and exclude any at-cost-reimbursements); (3) drug commercialization wherein Recognized Revenue shall be the amount of gross profit (i.e., net sales less cost of net sales); or (4) other sources of revenue such as private contracts work. For clarity, receipts from equity-based investment financing, mortgages, or repayment of loans by the Licensee shall not be considered Recognized Revenue.

(B) “Recognized Revenue” means only the portion of revenue recognized by Licensee after deducting the actual cost of the Revenue Event (i.e., cost of work) from the total amount of revenue received from the Revenue Event (i.e., total receipts) as specified in Section 3(b)(i)(A).

(ii)            Frequency of Calculation of Recognized Revenue. Licensee shall calculate Recognized Revenue every calendar quarter to determine the amount of cash consideration Licensee shall pay, if any, to Licensor for any accumulated but unpaid cash consideration for Milestone Payments.

(iii)           Award of Recognized Revenue for Milestone Payment. An award of eligible cash consideration for the achievement of Milestones 4, 5 or 7, as defined in Sections 3(a)(iv) through (vii) that are achieved on or before the end of the quarter of calculation of Recognized Revenue, shall be remitted by the Licensee to the Licensor only to the extent that such eligible Milestone Payment would not exceed fifty (50%) of the total Recognized Revenue and up to the maximum of the full eligible (awardable) Milestone Payment as specified in Section 3(a). Any remaining eligible achieved Milestone Payment that is not remitted due to limitations set forth in this Section 3(b)(iii) shall not be awarded until after further Recognized Revenue is collected by the Licensee.

The remittance of applicable portion of Recognized Revenue shall be made by Licensee within 30 days after the end of the calendar quarter in which such Recognized Revenue is achieved.

For clarity, the Parties recognize and agree that Licensee shall not be liable for payment of any Milestone Eligible Cash Awards that are not yet awarded as per this constraint of Section 3(b)(iii).

(c)           All milestone payments are non-creditable and non-refundable and shall become eligible for award upon the initial achievement of such Milestone and no amounts shall be eligible or due hereunder for subsequent or repeated achievement of such milestone for the same indication. Milestones and Milestone Consideration are separately determined for individual products and for additional indications of the same product.

(d)           Royalties and Sublicense Income. Licensee shall pay to Licensor a royalty of (i) fifteen percent (15%) on Net Sales (as defined below) of Licensed Products and (ii) fifteen percent (15%) of all Sublicense Income. “Net Sales” shall mean the gross amounts invoiced by Licensee or its affiliates or any sublicensee on sales or other transfers of Licensed Products less the following deductions, provided no deduction shall be duplicative of another deduction used to determine Net Sales, to the extent accrued, paid or allowed in accordance with U.S. generally accepted accounting principles:

(i)             Normal and customary cash discounts and quantity discounts;

(ii)            Sales and excise taxes, customs and any other taxes, all to the extent added to the sale price and paid directly with respect to the production, sale or delivery of Licensed Products and not refundable in accordance with applicable law (but not including taxes assessed against the income derived from such sale);

(iii)           Freight, insurance and other transportation charges to the extent added to the sales price of the Licensed Products and actually allowed or paid, and set forth separately as such in the total amount invoiced;

(iv)          Amounts repaid or credited by reason of returns, recalls and returned goods allowances;

(v)           Amounts repaid or credited by reason of normal and customary retroactive corrections, including price adjustments (including those on customer inventories following price changes) and corrections for billing errors or shipping errors; and

(vi)          Normal and customary chargebacks, billbacks, rebates, administrative fees, any other allowances actually granted or allowed to any Person, including group purchasing organizations, managed health care organizations and to governments, including their agencies, or to trade customers, in each case that are not affiliates of Licensee, and that are directly attributable to the sale of the Licensed Products.

No deductions shall be made for commissions paid to individuals whether they are with independent sales agencies or regularly employed by Licensee, and/or its affiliates and on its or their payroll, or for cost of collections. A Licensed Product shall be considered “sold” when billed out or invoiced. Sale or transfer to an affiliate for re-sale by such affiliate shall not be considered a sale for the purpose of this provision if such affiliate is not the end user, but the resale by such affiliate to a third party shall be a sale for such purposes.

“Sublicense Income” means all payments or income received by Licensee or its affiliates in consideration of a sublicense or similar right with respect to the Licensed Technology and/or the Licensed Products or any other agreement providing for a right to obtain a sublicense or similar right, including upfront payments and milestone payments, and including (a) consideration received for purchase of equity in Licensee or its affiliates, if related to granting a sublicense, (b) the purchase of any debt instruments in Licensee or its affiliates, if related to granting a sublicense, and (c) bona fide payments made in consideration for future research, development, manufacturing, co-promotion, consulting or other services provided by Licensee or its affiliates related to the Licensed Products, but specifically excluding (x) royalties on the sale or distribution of Licensed Products (or, in the case of a profit-sharing arrangement, net profits and/or revenue sharing payments that are comprised by the profit-sharing arrangement; provided, that such amounts are treated as Net Sales).

(e)            Payment of Royalties and Sublicense Income.

(i)             All payments of royalties under Section 3 shall be paid on a quarterly basis within thirty (30) days following the end of each calendar quarter (or portion thereof) during the Term in which the applicable Net Sale of Licensed Products occurs. All payments of Sublicense Income under Section 3 shall be paid within thirty (30) days following Licensor’s receipt thereof. Payments made within this thirty (30) day period shall be deemed timely. Each payment shall be accompanied by a written report specifying in reasonable detail the calculation of such payment including, for royalties, a summary of the number, description and aggregate sales of all Licensed Products made and the royalty payable thereon, including a description of any offsets or credits deducted from such sales, on a Licensed Product-by-Licensed Product and country-by-country basis during the relevant calendar quarter.

(ii)            Royalties shall be payable by Licensee, on a Licensed Product-by-Licensed Product and country-by-country basis, from the Effective Date until the later to occur of (A) the tenth (10th) anniversary of the date of first commercial sale of such Licensed Product, (B) the last to expire Patent (including extensions thereof) with a Valid Claim directed to the Licensed Product, or (C) the expiration of all regulatory exclusivities for the Licensed Product. “Valid Claim” means (x) a claim of an issued, unexpired patent within the Patents that has not been revoked, disclaimed, abandoned or held invalid or unenforceable by a court or other body of competent jurisdiction pursuant to an unappealable, final decision and (y) a claim of a pending patent application that has not been abandoned, finally rejected or expired without the possibility of appeal or refiling and that has not been pending for more than ten (10) years from its filing date.

(iii)           Licensee agrees to keep and maintain such records as it normally generates in the ordinary course of its business for a period of five (5) years showing the sale, use, and other disposition of Licensed Products sold or otherwise disposed of under the license herein granted. Such records shall be kept in sufficient detail to enable the royalties payable hereunder to be determined. Licensee further agrees to permit its books and records to be examined by an independent certified public accountant selected by Licensor, at ordinary business hours with reasonable prior notice to Licensee and consent by Licensee (not to be unreasonably withheld or delayed), and not more than once per year. Such examination is to be made under appropriate confidentiality restrictions, at the expense of Licensor, except in the event that the results of the audit reveal an underreporting of royalties due Licensor of five percent (5%) or more in any calendar year, then the audit costs shall be paid by Licensee.

(iv)          In the event any payment due under this Agreement is not made when due, the payment shall accrue interest at a rate of one and one-half percent (1.5%) per month for the period from the due date for payment until the date of actual payment; provided, however, that in no event shall such rate exceed the maximum applicable legal annual interest rate. The payment of such interest shall not limit Licensor from exercising any other rights it may have as a consequence of the lateness of any payment.”

3.             Parties Representations. The Parties each represents, warrants and covenants the following to the other party:

A.             The undersigned has the full authority, right, power and legal capacity to enter into this Amendment and to consummate the transactions contemplated herein. The execution of this Amendment by the undersigned and its delivery to the other party, and the consummation by the undersigned of the transactions which are contemplated in this Amendment have been duly approved and authorized by all necessary action by the undersigned’s Board of Directors and no further authorization shall be necessary on the part of the undersigned for the performance and consummation by the undersigned of the transactions which are contemplated by this Amendment. The execution, delivery and performance of this Amendment shall not require approval, consent or authorization of any third party, including any governmental agency or authority or any political subdivision thereof. This Amendment constitutes the legal, valid and binding obligation of the undersigned and is enforceable as to the undersigned in accordance with the terms of this Amendment, subject to the enforcement of remedies by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws affecting creditors’ rights generally and by generally applicable equitable principles, whether considered in an action at law or in equity.

B.             The undersigned agrees to cooperate with the other party and shall make, execute, acknowledge, deliver, or cause to be made, executed, acknowledged, and delivered, at such times and places as either party may reasonably deem necessary, all other documents and instruments as may be reasonably necessary in order to effectuate the purposes of this Amendment.

C.             The performance of this Amendment shall not result in any breach of, or constitute a default under, or result in the imposition of any lien or encumbrance upon any property of the undersigned or cause an acceleration under any arrangement, agreement or other instrument to which the undersigned is a party or by which any of its assets are bound. The undersigned has performed in all respects all of its obligations which are, as of the date of this Amendment, required to be performed by it pursuant to the terms of any such agreement, contract or commitment.

D.             No representation or warranty of the undersigned which is contained in this Amendment, or in a writing furnished or to be furnished pursuant to this Amendment contains or shall contain any untrue statement of a material fact, omits or shall omit to state any material fact which is required to make the statements which are contained herein or therein, in light of the circumstances under which they were made, not misleading.

E.             The undersigned acknowledges that its decision to enter into this Amendment was based entirely upon its own determination, and not upon any representations made to the undersigned by the other party with respect to this Amendment.

4.             Miscellaneous.

A.             Headings. The headings contained in this Amendment are for reference purposes only and shall not affect in any way the meaning or interpretation of this Amendment.

B.             Enforceability. If any provision which is contained in this Amendment, should, for any reason, be held to be invalid or unenforceable in any respect under the laws of any State of the United States, such invalidity or unenforceability shall not affect any other provision of this Amendment and this Amendment shall be construed as if such invalid or unenforceable provision had not been contained in this Amendment.

C.             Governing Law; Disputes. In view of the fact that the Company is a Delaware corporation, in order to avoid the question of which state law shall be applicable, the Parties agree that this Amendment shall in all respects be construed, governed, applied and enforced in accordance with the laws of the State of Nevada and be deemed to be an agreement entered into in the State of Nevada and made pursuant to the laws of the State of Nevada, without giving effect to the principles of conflicts of law.

D.             Expenses. Each party to this Amendment shall bear and pay its own costs and expenses incurred in connection with the execution and delivery of this Amendment and the transactions set forth in this Amendment.

E.             Entire Agreement. This Amendment and all documents and instruments referred to herein constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof.

F.             Confidentiality. The Parties agree that the terms of this Amendment are confidential and they shall not make public disclosure of the terms of this Amendment, except: (i) as may be required by law, (ii) in connection with litigation or other legal proceeding against a party, (iii) by judicial or other compulsory process, including, without being limited to, any court order, (iv) as may be required by any federal and/or state regulatory agency, or (v) as may be required in connection with its obligations under federal securities laws and pursuant to the Securities and Exchange Commission or listing requirements. If either party intends to make a disclosure of the terms of this Amendment as required by law, by judicial or other compulsory process, including, without being limited to, any court order, by any federal and/or state regulatory agency, or as may be required in connection with its obligations under federal securities laws, such party shall notify the other party, if feasible, in advance of any such disclosure. The Parties agree that the terms of this Amendment regarding confidentiality are not material to this Amendment and any breach of this paragraph shall not be considered a material breach of this Amendment. In the event of such a breach of this Paragraph, the non-breaching party shall only be entitled to injunctive relief and/or monetary damages for actual harms caused by the breach.

G.             Assignment. The parties hereby agree that the obligations under this Amendment shall be freely transferred or assigned to any third parties without the prior written consent of Assignee.

H.             Enforceability. If any provision which is contained in this Amendment, should, for any reason, be held to be invalid or unenforceable in any respect under the laws of any State of the United States, such invalidity or unenforceability shall not affect any other provision of this Amendment and in this Amendment shall be construed as if such invalid or unenforceable provision had not been contained herein.

I.              Further Assurances. The Parties agree to execute any and all such other further instruments and documents, and to take any and all such further actions which are reasonably required to effectuate this Amendment and the intents and purposes hereof.

J.              Non-Waiver. Except as otherwise expressly provided herein, no waiver of any covenant, condition, or provision of this Amendment shall be deemed to have been made unless expressly in writing and signed by the party against whom such waiver is charged; and (i) the failure of any party to insist in any one or more cases upon the performance of any of the provisions, covenants or conditions of this Amendment or to exercise any option herein contained shall not be construed as a waiver or relinquishment for the future of any such provisions, covenants or conditions, (ii) the acceptance of performance of anything required by this Amendment to be performed with knowledge of the breach or failure of a covenant, condition or provision hereof shall not be deemed a waiver of such breach or failure and (iii) no waiver by any party of one breach by another party shall be construed as a waiver of any other or subsequent breach.

K.             Counterparts. This Amendment may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

L.             Facsimile and E-mail Signatures. Any signature which is delivered via facsimile or via E-mail in portable document format (“.pdf”) shall be deemed to be an original and have the same force and effect as if such facsimile or .pdf signature were the original thereof.

M.            Binding upon Execution and Delivery. No party to this Amendment shall be bound hereby until fully executed counterparts to this Amendment have been executed by, and delivered to, each party, or their respective attorneys, by all other parties or their respective attorneys.

N.             Modifications. This Amendment may not be changed, modified, extended, terminated or discharged orally, but only by an agreement in writing signed by all of the parties to this Amendment.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURE PAGE FOLLOWS.]

IN WITNESS WHEREOF, each Party hereto has caused this Amendment to be signed and delivered as of the date first written above.

THERACOUR PHARMA, INC.

By:	/s/ Anil Diwan
	Name:	Anil Diwan
	Title:	Chief Executive Officer

NANOVIRICIDES, INC.

By:	/s/ Brian Zucker
	Name:	Brian Zucker
	Title:	Audit Committee Chair, Special Director

[Signature Page to First Amendment to License Agreement]